Exhibit 99.1

Talend Board of Directors Unanimously Recommends that Shareholders

Accept Thoma Bravo Offer and Tender Shares

REDWOOD CITY, Calif. and SURESNES, France, May 5, 2021 — Talend (NASDAQ: TLND), a leader in data integration and data integrity, today announced that its Board of Directors unanimously determined that Thoma Bravo’s proposed offer (as described in the memorandum of understanding between Talend and Thoma Bravo previously announced on March 10, 2021) is consistent with and will further the business objectives and goals of Talend and is in the best interests of the Company, its employees, and its shareholders. The Talend Board unanimously recommends that the holders of ordinary shares and holders of American Depositary Shares representing ordinary shares of Talend (“ADSs”) accept Thoma Bravo’s offer and tender their outstanding ordinary shares of Talend and ADSs to Thoma Bravo in such offer. The Board’s recommendation follows the conclusion of the consultation procedure of the works council of Talend on April 27, 2021.

Thoma Bravo intends to commence a tender offer to acquire all of the outstanding ordinary shares and ADSs of Talend for $66.00 in cash per ordinary share and ADS (each ADS representing one ordinary share). In light of the anticipated timing of the extraordinary general meeting of the Talend shareholders, which is anticipated to occur in late July, Thoma Bravo intends to launch its tender offer in June. Accordingly, Talend anticipates making its required Schedule 14D-9 filing, including the recommendation from the Board of Directors in support of the tender offer, shortly thereafter. The closing of the tender offer is subject to the valid tender pursuant to the tender offer of ordinary shares and ADSs of Talend representing – together with ordinary shares and ADSs of Talend then beneficially owned by Thoma Bravo, if any – at least 80% of the fully diluted ordinary shares and ADSs, receipt of customary transactional regulatory approvals (including French foreign investment control procedure), and other customary closing conditions.

Talend has now completed several key transaction milestones including the issuance of the Board recommendation, the completion of the works council consultation, the completion of the “go shop” process, the appointment of the statutory appraiser required in the context of the redomiciling and related transactions, clearance from German and Austrian antitrust regulators, and the expiry of the waiting period under HSR. As previously announced, the Company anticipates the closing of the tender offer by the third quarter of 2021 and the closing of the transactions related to the redomiciling by the fourth quarter of 2021, after the completion of interim milestones including:

•

The completion of key pre-meeting actions including the filing of Talend’s definitive proxy statement, which Talend anticipates filing in June, calling a general meeting to vote on the transactions related to the redomiciling of Talend in the Netherlands, after completion of the statutory appraisal process related to the redomiciling;

•

The completion of the Talend general meeting, currently anticipated to be held in late July 2021, at which shareholders will vote on a series of transactions that would result in Talend structurally, but not operationally, redomiciling in the Netherlands;

•

Thoma Bravo’s tender offer, currently anticipated to be launched in conjunction with the filing of the definitive proxy in June and the calling of the general meeting, which, if completed successfully, would result in Thoma Bravo’s ownership of at least 80% of the Talend’s fully diluted ordinary shares and ADSs;

•	The authorization by the French MINEFI of the investment, currently anticipated in the third quarter of 2021;

•	The closing of the tender offer, currently anticipated to be completed in the third quarter of 2021 following the authorization of the French MINEFI; and

•	The closing of the transactions related to the redomiciling, which is currently anticipated to be completed in the fourth quarter of 2021.

Talend notes that the transactions to be voted upon at the general meeting would be conditioned upon the closing of Thoma Bravo’s tender offer and will be described in greater detail upon the filing of the Company’s proxy statement and Schedule 14D-9. The timing of each of these milestones is subject to the occurrence of various conditions outside the control of Talend and Thoma Bravo, and as a result, certain milestones may take more or less time to complete.

About Talend

Talend (NASDAQ: TLND), a leader in data integration and data integrity, is changing the way the world makes decisions.

Talend Data Fabric is the only platform that brings together all the data integration and governance capabilities to simplify every aspect of working with data. Talend delivers complete, clean, and uncompromised data in real-time to all. This unified approach to data has made it possible to create the Talend Trust Score(TM), an industry-first innovation that instantly assesses the reliability of any dataset to bring clarity and confidence to every decision.

Over 6,500 customers across the globe have chosen Talend to run their businesses on trusted data. Talend is recognized as a leader in its field by leading analyst firms and industry media. For more information, please visit www.talend.com and follow us on Twitter: @Talend.

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Talend S.A. (“Talend”) by Tahoe Bidco (Cayman), LLC, an exempted company incorporated under the laws of the Cayman Islands (“Parent”), Parent will commence, or will cause to be filed, a tender offer for all of the outstanding shares, American Depositary Shares, and other outstanding equity interests of Talend. The tender offer has not commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities of Talend. It is also not a substitute for the tender offer materials that Parent will file with the Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time that the tender offer is commenced, Parent will file tender offer materials on Schedule TO with the SEC, and Talend will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY TALEND’S SECURITY HOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement will be made available to Talend’s investors and security holders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to all of Talend’s investors and security holders by contacting Talend at ir@talend.com, or by visiting Talend’s website (www.talend.com). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Talend with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. TALEND’S INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY PARENT OR TALEND WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, PARENT AND TALEND.

Forward-Looking Statements

This document contains certain statements that constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the satisfaction of conditions to the completion of the proposed transaction and the expected completion of the proposed transaction, the timing and benefits thereof, as well as other statements that are not historical fact. These forward-looking statements are based on currently available information, as well as Talend’s views and assumptions regarding future events as of the time such statements are being made. Such forward looking statements are subject to inherent risks and uncertainties. Accordingly, actual results may differ materially and adversely from those expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential failure to satisfy conditions to the completion of the proposed transaction due to the failure to receive a sufficient number of tendered shares in the tender offer; the failure to obtain necessary regulatory or other approvals; the outcome of legal proceedings that may be instituted against Talend and/or others relating to the transaction; the possibility that competing offers will be made, risks associated with acquisitions, such as the risk that transaction may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; as well as those described in cautionary statements contained elsewhere herein and in Talend’s periodic reports filed with the SEC including the statements set forth under “Risk Factors” set forth in Talend’s most recent annual report on Form 10-K, and any subsequent reports on Form 10-Q or form 8-K filed with the SEC, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) to be filed by Parent, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Talend. As a result of these and other risks, the proposed transaction may not be completed on the timeframe expected or at all. These forward-looking statements reflect Talend’s expectations as of the date of this report. The forward-looking statements included in this communication are made only as of the date hereof. Talend assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Talend Contacts

Investor Contact:

Damaari Drumright

Vice President, Treasury, and Investor Relations

ddrumright@talend.com

650-667-5160

Media Contact:

Chris Taylor, 408-674-1238

Vice President, Corporate Marketing

ctaylor@talend.com

Eric Brielmann or Andrew Siegel

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449